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                                                                    EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Amendment No. 1 to Form S-1 of our report dated March 19, 1996, relating to the consolidated financial statements of American Pad & Paper Company of Delaware, Inc. and our report dated March 22, 1996, relating to the statements of net sales and cost of sales of Globe-Weis, which appear on page F-2 and page F-59, respectively, in such Prospectus. We also consent to the references to us under the headings "Experts" in such Prospectus.

/s/ Price Waterhouse

 PRICE WATERHOUSE LLP

Dallas, Texas
May 22, 1996